SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number: 333-68951-01

                     GE Capital Mortgage Funding Corporation
                     ---------------------------------------
             (Exact name of registrant as specified in its charter)

                               3 Executive Campus
                      Cherry Hill, NJ 08002 (856) 661-5881
                      ------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        See Schedule A, attached hereto.
            (Title of each class of securities covered by this Form)

                        See Schedule B, attached hereto.
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [   ]    Rule 12h-3(b)(1)(i)        [X]
         Rule 12g-4(a)(1)(ii)       [   ]    Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(2)(i)        [   ]    Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(ii)       [   ]    Rule 12h-3(b)(2)(ii)       [ ]
                                             Rule 15d-6                 [ ]

     Approximate number of holders of record as of the certification or notice date: See Schedule C, attached hereto.

     Pursuant to the requirements of the Securities Exchange Act of 1934, GE Capital Mortgage Funding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  March 31, 2000              By:      /s/ Mark Danahy
                                       -----------------------------------
                                       Name:    Mark Danahy
                                       Title:   Vice President

                                   SCHEDULE A

                        Title of each class of securities
                         covered by the attached Form 15

                                  Mortgage Pool
                                  -------------

                            Series 1999-HE3 Class A1
                            Series 1999-HE3 Class A2
                            Series 1999-HE3 Class A3
                            Series 1999-HE3 Class A4
                            Series 1999-HE3 Class A5
                            Series 1999-HE3 Class A6
                            Series 1999-HE3 Class B1
                            Series 1999-HE3 Class B2
                            Series 1999-HE3 Class M
                            Series 1999-HE3 Class R1
                            Series 1999-HE3 Class R2

                                   SCHEDULE B

                   TITLE OF EACH CLASS OF SECURITIES FOR WHICH
                   THERE IS A CONTINUING DUTY TO FILE REPORTS


                                      None

                                   SCHEDULE C

                   APPROXIMATE NUMBER OF HOLDERS OF RECORD AS
                 OF THE DATE OF THE ATTACHED FORM 15 (BY SERIES
                                   AND CLASS):

         Series and Class of Securities         Number of Holders of Record
         ------------------------------         ---------------------------

               Series 1999-HE3 Class A1                     6
               Series 1999-HE3 Class A2                     6
               Series 1999-HE3 Class A3                     7
               Series 1999-HE3 Class A4                    19
               Series 1999-HE3 Class A5                     3
               Series 1999-HE3 Class A6                     3
               Series 1999-HE3 Class B1                     1
               Series 1999-HE3 Class B2                     1
               Series 1999-HE3 Class M                      1
               Series 1999-HE3 Class R1                     1
               Series 1999-HE3 Class R2                     1